Exhibit 10.4

SECOND AMENDMENT TO
THE AMENDED AND RESTATED
GROUND LEASE AGREEMENT

This Second Amendment to the Amended and Restated Ground Lease Agreement (the “Second Amendment”) is made and entered into effective as of the 1st day of July, 2002, by and between Primm South Real Estate Company, a Nevada corporation (“Landlord”) and The Primadonna Company, LLC, a Nevada limited-liability company, successor in interest by merger to The Primadonna Corporation, a Nevada corporation (“Tenant”).

RECITALS:

A.            Landlord and Tenant entered into an Amended and Restated Ground Lease Agreement dated effective as of July 1, 1993 which was subsequently amended by the First Amendment to the Amended and Restated Ground Lease Agreement and Consent and Waiver dated effective as of August 25, 1997 (collectively, “Lease”).  All capitalized terms not otherwise defined in this Second Amendment shall have the meanings as set forth in the Lease.

B.            Landlord and Tenant have had a dispute concerning Tenant’s right to use a portion of the Property for residential use for an employee housing facility and the parties desire to resolve such dispute through a compromise.  Specifically, Landlord desires to consent to Tenant’s proposed use of the portion of the Property referred to as the R.V. Park Parcel for an employee housing facility subject to the terms and conditions set forth in this Second Amendment.

C.            Landlord and Tenant desire to amend the Lease as herein after set forth,

AGREEMENT:

NOW, THEREFORE, based on the foregoing Recitals, which by reference thereto are incorporated herein, Landlord and Tenant hereby agree as follows:

1.             Subsection 5.1 of the Lease is hereby deleted in its entirety and a new Subsection 5.1 is hereby added and shall read as follows:

1.1           Use.

(a)           Tenant shall be entitled to use, improve and operate the Property as a resort hotel and casino complex, or complexes, and may in connection with such complex or complexes use, improve and operate the Property for related amenities including, but not limited to, a truck stop on the Whiskey Pete’s Parcel, a gasoline station or stations on the Property, a recreational vehicle park, retail businesses, amusement park, restaurants and an employee housing facility to be located on the R.V. Park Parcel.  While Tenant is not required to make or continue any particular use of the Property, Tenant shall at all times be deemed in actual possession of the Property, pay all rent and other charges required of Tenant pursuant to this Lease, secure and protect the Property, maintain and repair in a good and working condition all improvements to the Property, including, without limitation, all water and sewer rights, permits, applications and facilities at a level equal to or greater than that required in connection with Landlord’s Reversionary Water and Sewer Rights, all landscaping, together with all equipment, machinery, systems and utilities comprising a part of, or used in connection with, such improvements and the Property and otherwise satisfy fully all of Tenant’s obligations pursuant to this Lease.

(b)           As provided in subparagraph (a) immediately above, Tenant shall be permitted to construct and operate an employee housing facility on the R.V. Park Parcel (“Employee Housing Facility.”)  Landlord and Tenant agree that residency within the Employee Housing Facility shall be adults only, subject to subparagraph (c) of this Subsection 5.1, and shall only be occupied by Tenant’s employees, employees of Tenant’s, affiliates, subsidiaries, parents, sub¬ tenants, employees of tenants of the adjacent Fashion Outlet Mall of Las Vegas, independent contractors under contract with Tenant, and independent contractors who provide services to any parcels of land owned or leased by Tenant, its affiliates, subsidiaries and related entities, within a fifteen mile radius of the “Property” as defined in the Lease.  All efforts to restrict residency as described within this subparagraph shall be in accordance with all Federal, State and local laws, regulations, ordinances and codes.

(c)           Landlord and Tenant agree that Tenant shall, in good faith, use commercially reasonable efforts to prevent children from residing in the Employee Housing Facility, Tenant shall enter into a written rental agreement (“Housing Agreement”) with each person residing, occupying or using the Employee Housing Facility (“EHF tenant”) stating that no minors are allowed to occupy the premises.  Provided, however, not withstanding the foregoing, Tenant shall be relieved from such obligation to exclude children from the Employee Housing Facility upon occurrence of either of the following events:

(1)           A Federal, State or local law, regulation, ordinance or code requires that Tenant permit children as residents within the Employee Housing Facility.

(2)           Tenant makes a good faith determination, after seeking the advice of its attorneys, that there is a probability that the exclusion of children from the Employee Housing Facility would constitute a violation of applicable Federal, State or local law, regulation, ordinance or code.  In the event that Landlord disagrees with Tenant’s determination, Landlord may require that Tenant continue to exclude children from the Employee Housing Facility if it provides Tenant with a legal opinion rendered to Tenant by legal counsel mutually agreeable to Landlord and Tenant stating unequivocally that Tenant’s continued exclusion of children will not violate any applicable Federal, State, or local law, regulation, ordinance or code.

(d)           Tenant agrees that it shall not directly or indirectly, or through its subsidiaries, affiliates, tenants or other related or subservient persons and entities, object to or oppose or cause any other person or entity to object to or oppose Landlord’s or its affiliates’, subsidiaries’ or related entities’ existing or proposed future use or uses of any property within a ten mile radius of the Property which is owned or leased (or is under an option to buy or lease) by Landlord or any of its subsidiaries, affiliates or related entities (collectively, “Primm Entities” and singly, “Primm Entity”) on any basis arising directly or indirectly from the residential use of the R.V. Park Parcel.  Tenant agrees that each Housing Agreement with each EHF tenant shall contain a provision that the EHF tenant agrees that he or she shall not, directly or indirectly, object to or oppose or cause any other person or entity to object to or oppose any Primm Entity’s existing or proposed future use or uses of any property within a ten mile radius of the Property which is owned or leased (or is under an option to buy or lease) by any of the Primm Entities, provided that Tenant may discontinue the inclusion of such a provision and may void such a provision contained in any existing Housing Agreements if Tenant makes a good faith determination that such a provision may be deemed unlawful as set forth in Subsection 5.1(c).  With the exception of the foregoing, Tenant reserves all rights to object to any of the Primm Entities proposed future land uses on any other basis.

(e)           Tenant hereby covenants, represents and warrants that it shall construct the Employee Housing Facility in compliance with all applicable Federal, State and local laws, ordinances and codes.  Furthermore, Tenant shall not permit the Employee Housing Facility to fall into a state of disrepair and Tenant shall maintain the Employee Housing Facility in compliance with all applicable Federal, State and local laws, ordinances and codes and in a manner consistent with other well maintained economical apartment complexes located in the Las Vegas, Nevada area.

(f)            Landlord and Tenant agree that for purposes of this Lease, if Tenant actually does use the R.V. Park Parcel for the Employee Housing Facility, such use of the R.V. Park Parcel will be considered hotel/casino use and will not be separately valued as a recreational vehicle park under Subsection 4.4 of the Lease and upon opening of all or any portion of the Employee Housing Facility for residential use the Parties shall adjust the Base Rent as provided in Subsection 4.4 of the Lease.

2.             Pursuant to Subsection 7.1 of this Lease, Landlord hereby consents to Tenant’s construction and development plan for the Employee Housing Facility as presented by Tenant to Landlord on May 30, 2001 subject to reasonable modifications and adjustments consistent with the May 30, 2001 presentation.

3.             The Lease, as amended by this Second Amendment, shall remain in full force and effect.

In Witness Whereof, Landlord and Tenant have executed this Second Amendment as of the date first written above.

Landlord:	Tenant:

Primm South Real Estate Company,	The Primadonna Company, LLC, a
a Nevada corporation	Nevada limited-liability company

By:	/s/ Janet Primm Rosa	By:	/s/
Janet Primm Rosa, President
		Its:	President

Dated:	July 1, 2002	Dated:	June 13, 2002